Exhibit 3.7

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

*****

Information Handling Services Group Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of information Handling Services Group Inc. be amended by changing the Article thereof numbered “One” so that, as amended, said Article shall be and read as follows:

1. The name of the corporation is

“IHS Holding Inc.”

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent of said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on September 22, 2011.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Stephen Green, its Senior Vice President, this 22nd day of September, 2011.

/s/ Stephen Green
By:	Stephen Green, Senior Vice President